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                                                                   EXHIBIT 10.35



                                December 16, 1999

VIA FACSIMILE - 412-433-3624

Richard M. Efkeman
Director Raw Materials
USX Corporation
600 Grant Street
Pittsburgh, PA  15219-2749

         Re:  Geneva Steel Company ("Geneva"); Taconite Pellet Supply

Dear Mr. Efkeman:

         As you know, December 31, 1999 is the stated expiration date of that certain Taconite Pellet Sales Agreement effective September 1, 1994, as amended July 25, 1997, and September 30, 1998 (the "Agreement"). This will confirm our understanding that pursuant to this letter agreement, to be effective January 1, 2000 through March 31, 2000 (the "first quarter 2000"), and thereafter as provided below, USX Corporation will continue to sell and Geneva will continue to purchase fluxed taconite ("Fluxtac") pellets on the same terms and conditions as are set forth in the Agreement in the event that a new supply agreement is not completed prior to the expiration of the Agreement.

         Geneva declares its Fluxtac pellet requirement for the first quarter 2000 will be between 700,000 and 750,000 net tons, which shall constitute the respective purchase and sale obligation of the parties. Deliveries shall be scheduled at as uniform a rate as practicable throughout the quarter. The purchase price per net ton of Fluxtac pellets will be $0.4542 per natural net ton iron unit (approximately $28.24 per net ton), FOB Minntac price as provided in the Agreement for the last quarter of calendar year 1999.

         This letter agreement shall remain in effect as herein provided while the parties attempt to negotiate in good faith a new supply agreement to supply all of Geneva's requirements for Fluxtac pellets and shall not constitute an amendment or extension of the Agreement, reference to which is made solely for the purpose of defining the terms and conditions of this letter agreement. The new supply agreement may provide for superseding this letter agreement in any manner as may be agreed upon by the parties.

         Effective April 1, 2000, this letter agreement will automatically be extended and shall remain in effect unless or until either party serves upon the other written notice of


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Richard M. Efkeman
December 16, 1999
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termination no less than forty five (45) days prior to the effective termination date specified in such notice. The respective purchase and sale obligations of the parties during such an extension of this letter agreement shall be a pro rata portion of the quantity range specified in the second paragraph above, and all other terms of this of this letter agreement, including the price specified above, shall remain in effect.

         The parties acknowledge that Geneva is a debtor and debtor-in-possession in a Chapter 11 bankruptcy proceeding in the United States Bankruptcy Court of the District of Utah (the "Bankruptcy Court"). The fact that Geneva is involved in such proceeding shall not excuse either USX Corporation or Geneva from performing pursuant to the provisions of this letter agreement and applicable provisions of bankruptcy law.

         Geneva acknowledges and agrees that the current trade credit terms and conditions as presently established and governing pellet shipments shall continue to apply to this letter agreement. USX Corporation reserves the right to withhold shipments of pellets and/or to revise said credit terms and conditions without being in default of this letter agreement in the event Geneva fails to comply with such credit terms and conditions.

         Nothing set forth in this letter agreement is or is intended to be an assumption of the Agreement, such assumption to be effected, if at all, through applicable proceedings in the Bankruptcy Court.

                                         GENEVA STEEL COMPANY,
                                         Debtor and Debtor-in-Possession


                                         /s/ Dale K. Poulson
                                         ---------------------------------------
                                         Dale K. Poulson, Director Raw Materials

ACCEPTED AND AGREED TO
this 20th day of December, 1999.

USX CORPORATION

By:  /s/ Richard M. Efkeman
    --------------------------------


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Richard M. Efkeman
December 16, 1999
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      Richard M. Efkeman

Its:  Director, Raw Materials Planning,
      Procurement, Distribution & Sales